Exhibit 99.1

NEWS

Georgia Gulf Reports Third Quarter 2010 Financial Results

ATLANTA, GEORGIA — November 2, 2010 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its third quarter ended September 30, 2010.

Georgia Gulf reported net sales of $758.0 million for the third quarter of 2010, 36 percent higher than the net sales of $556.3 million reported in the third quarter of 2009.  The sales increase is primarily due to higher sales prices in vinyl resins and caustic soda, as well as higher volumes in all of our aromatics products.

The Company reported operating income of $53.2 million for the third quarter of 2010 compared to operating income of $38.6 million for the third quarter of 2009.  The third quarter of 2009 includes a pre-tax net benefit of $1.8 million resulting from a net restructuring gain.  The increase in operating income was primarily driven by higher ECU values and higher chlorovinyls and aromatics volumes, partially offset by higher raw materials costs and lower sales volumes in building products.

“I am pleased to report Georgia Gulf’s strong financial performance during the third quarter of 2010.  We are ahead of the objectives we set at the beginning of the year despite very modest housing and economic growth in North America,” stated Paul Carrico, President and CEO of Georgia Gulf.  “The year to date results reflect the ongoing efforts and dedication of our employees to manage through a tough environment by capitalizing on our business strengths and assets.   Going forward, we are particularly focused on capturing the benefits created by the energy position North America once again has in global chemicals markets,” he concluded.

Chlorovinyls

In the Chlorovinyls segment, third quarter 2010 sales increased to $316.7 million from $229.1 million during the third quarter of 2009. The increase in sales was primarily due to higher sales prices for caustic soda and higher sales prices and volumes for vinyl resins.  The segment posted operating income of $46.1 million compared to operating income of $30.6 million during the same quarter in the prior year.  The third quarter of 2009 includes $3.5 million of pre-tax restructuring charges.  The increase in operating income was primarily due to higher ECU values and improved PVC operating rates driven by exports in the current quarter compared to the third quarter of 2009.

Building Products

In the Building Products segment, sales were $222.9 million for the third quarter of 2010, compared to $226.7 million during the same quarter in the prior year. Sales on a constant currency basis decreased 5 percent.  The decrease in sales reflects softening conditions in the North American housing and construction markets, particularly in the U.S. compared to the third quarter of 2009.  The segment’s operating income was $5.6 million for the third quarter of 2010, compared to $16.7 million during the same quarter in the prior year. The third quarter of 2009 includes pre-tax asset impairment and restructuring charges of $2.4 million.  The decrease in operating income is primarily the result of higher raw materials costs and lower sales volumes.  Additionally, employee performance based compensation expense was higher in the third quarter of 2010 compared to the third quarter of 2009.  This increase was based on improved year to date results compared to the same period last year as well as compared to 2010 performance targets for the building products segment and total Company performance.

Aromatics

In the Aromatics segment, sales increased to $218.4 million for the third quarter of 2010 from $100.5 million during the third quarter of 2009. The increase in sales was primarily due to significantly higher volumes for all products driven by strong export demand.  During the third quarter of 2010, the segment recorded operating income of $12.1 million, compared to operating income of $9.3 million during the same quarter in 2009. The increase in operating income was due to a significant increase in volumes, partially offset by lower margins compared to the third quarter of 2009.

Liquidity

As of September 30, 2010, the Company had $38.7 million of cash on hand as well as $217.5 million of borrowing capacity available under its asset based loan facility.  During the third quarter of 2010 liquidity improved $22.7 million when compared to the end of the second quarter of 2010.  As of June 30, 2010, the Company had $35.2 million of cash on hand and $198.3 million of borrowing capacity available under its asset based loan facility.

Financial Statements Update

On November 2, 2010 Georgia Gulf filed a current report on Form 8-K indicating that the Company’s financial statements for the quarter ended September 30, 2009, for the year ended December 31, 2009, and for the quarters ended March 31, 2010 and June 30, 2010 should no longer be relied upon due to errors in the financial statement provisions for income taxes relating to the cancellation of debt income (“CODI”) in the third quarter of 2009. The Company is in the process of preparing revised financial statements for these periods.  Investors should review the Company’s Form 8-K related to these restatements filed on November 2, 2010 for more detail.

The Company does not expect these restatements to impact its cash taxes for prior periods, previously reported adjusted EBITDA, or to materially change its expected cash taxes in 2010.

Due to the ongoing process of preparing revised financial statements for certain prior periods, the Company has provided only selected financial data tables in this press release, including comparative financial data, that the Company believes will not be impacted by the pending restatements of certain historical financial statements.

Conference Call

The Company will discuss third quarter financial results and business developments via conference call and webcast on Wednesday, November 3 at 10:00 a.m. ET.  To access the Company’s third quarter conference call, please dial 888-552-7928 (domestic) or 706-679-6164 (international). To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=3442383.  Playbacks will be available from 11:00 a.m. ET Wednesday, November 3rd, to 11:59 p.m. ET Wednesday  November 10th. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 18969225.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, our financial statements and results, and expectations of future results.  Forward looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which our products are sold, the effectiveness of certain previously disclosed and recently implemented changes to our internal control over financial reporting, uncertainties regarding certain capital position impacts such as asset sales or acquisitions, our ability to achieve operating efficiencies, competitive conditions, industry production capacity, raw materials and energy costs, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K/A for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q and 10-Q/A.

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SELECT FINANCIAL DATA

(Unaudited)

(In thousands, except share data)	September 30, 2010	December 31, 2009

Cash and cash equivalents	$38,650	$38,797
Receivables, net of allowance for doubtful accounts of $14,749 in 2010 and $16,453 in 2009	330,081	208,941
Inventories	292,428	251,397
Accounts payable	163,587	124,829
Current portion of long-term debt	47,200	28,231
Long-term debt	$685,002	$710,774

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2010	2009	2010	2009
Net sales	$758,042	$556,342	$2,125,198	$1,488,016
Operating costs and expenses:
Cost of sales	661,238	472,643	1,926,387	1,313,924
Selling, general and administrative expenses	43,442	46,864	117,894	129,724
Long-lived asset impairment charges	—	4,167	—	20,357
Restructuring costs (gains), net	136	(5,928)	271	5,927
Loss on sale of assets, net	—	—	—	62
Total operating costs and expenses	704,816	517,746	2,044,552	1,469,994
Operating income	53,226	38,596	80,646	18,022
Gain on substantial modification of debt	—	—	—	121,033
Gain on debt exchange	—	400,835	—	400,835
Interest expense, net	(17,333)	(30,709)	(52,592)	(107,229)
Foreign exchange gain (loss)	116	(48)	(318)	(981)
Income before income taxes	$36,009	$408,674	$27,736	$431,680

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2010	2009	2010	2009
Net cash provided by operating activities	$32,526	$68,897	$38,518	$48,868
Net cash used in investing activities	(10,963)	(5,551)	(30,196)	(21,078)
Net cash used in financing activities	(18,337)	(142,065)	(8,362)	(92,419)
Effect of exchange rate changes on cash and cash equivalents	261	2,758	(107)	2,993
Net change in cash and cash equivalents	3,487	(75,961)	(147)	(61,636)
Cash and cash equivalents at beginning of period	35,163	104,300	38,797	89,975
Cash and cash equivalents at end of period	$38,650	$28,339	$38,650	$28,339

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
In Thousands	2010	2009		2010	2009

Segment net sales:
Chlorovinyls	$316,748	$229,133		$905,271	$702,915
Building Products	222,908	226,688		619,207	557,122
Aromatics	218,386	100,521		600,720	227,979
Net Sales	$758,042	$556,342		$2,125,198	$1,488,016

Segment operating income (loss):
Chlorovinyls	$46,137	$30,573	(1)	$73,681	$75,466
Building Products	5,567	16,658	(2)	20,632	(25,224	)(4)
Aromatics	12,072	9,347		13,935	17,709
Unallocated corporate	(10,550)	(17,982	)(3)	(27,602)	(49,929	)(5)
Total operating income (loss)	$53,226	$38,596		$80,646	$18,022

(1)                                  Includes income of $3.8 million primarily from a $4.0 million credit from the wind up of the Canadian pension plan.

(2)                                  Includes $5.1 million of restructuring costs and income of $3.1 million associated with a favorable settlement of a legal claim for less than the reserved amount.

(3)                                  Includes $7.7 million of stock compensation expense related to the 2009 Equity and Performance Incentive Plan. Also includes $2.0 million in legal and professional fees related to our financial restructuring, contingency planning and process improvement initiatives.

(4)                                  Includes $20.2 million of asset impairments and $3.5 million of net restructuring costs which includes income of $3.1 million associated with the favorable settlement of a legal claim.

(5)                                  Includes $2.5 million in consulting fees related to process improvement.

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

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